Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ANI Pharmaceuticals, Inc. on Form S-8 to be filed on or about July 12, 2024 of our reports dated February 29, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years in the three-year period ended December 31, 2023, and the effectiveness of ANI Pharmaceuticals, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2023, which reports were included in the Annual Report on Form 10-K filed February 29, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP
West Palm Beach, Florida
July 12, 2024